Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of January 31, 2017 (this “Amendment”), to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 21, 2016, by and among Bai Brands LLC, a New Jersey limited liability company (the “Company”), Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Purchaser”), Superfruit Merger Sub, LLC (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative of the members of the Company (the “Member Representative”).

WHEREAS, the Company, the Purchaser, Merger Sub and the Member Representative have previously entered into the Merger Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned indirect subsidiary of the Purchaser;

WHEREAS, pursuant to and in accordance with clause (b) of Section 11.2 of the Merger Agreement Dr Pepper Snapple Group, Inc. has assigned its rights and obligations under the Merger Agreement to Mott’s LLP, an indirect wholly owned subsidiary of Dr Pepper Snapple Group, Inc. (the “Assignment”); and

WHEREAS, pursuant to Section 11.9 of Merger Agreement, the parties desire to amend the Merger Agreement prior to the Effective Time.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, the parties hereby agree as follows:

1.              Defined Terms.  All capitalized terms used herein shall have the meanings set forth in the Merger Agreement, unless the context indicates otherwise.

2.              Amendments to the Merger Agreement.  The Merger Agreement is hereby amended as set forth in Schedule A.

3.              Assignment.  Notwithstanding the Assignment, and in addition to its obligations pursuant to an assignment under clause (b) of Section 11.2, the Purchaser hereby agrees that it shall be jointly and severally liable for any obligations of Mott’s LLP under the Merger Agreement.

4.              Demand Grid Promissory Note. That certain Direction Letter, dated as of January 31, 2017, by and between the Purchaser, the Company, Merger Sub, Mott’s LLP, the Member Representative and the Founder (the “Direction Letter”) shall be deemed to constitute evidence of repayment of the Demand Grid Promissory Note as required by Section 3.1(a)(v)

of the Merger Agreement.  Notwithstanding anything in the Merger Agreement to the contrary, the amounts due to the Company pursuant to the Demand Grid Promissory Note shall be treated in accordance with the Direction Letter.

5.              Entire Agreement.  This Amendment, the Merger Agreement, the Confidentiality Agreement, the letter agreements dated as of the date hereof and the Ancillary Agreements set forth the entire agreement among the parties in respect of the Merger and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction among the parties or any of their respective Affiliates and shall supersede all prior agreements and undertakings, written or oral, with respect thereto and shall be interpreted without reference to any prior drafts thereof.

6.              Counterparts.  This Amendment may be executed in any number of separate counterparts (including by means of facsimile or portable document format (.pdf)), each of which is an original but all of which taken together shall constitute one and the same instrument.

7.              Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would lead to the application of the laws of any other jurisdiction.

8.              Miscellaneous.

a.              Any conflict arising between this Amendment and the Merger Agreement shall be resolved in favor of the terms and intent of this Amendment.

b.              Except as otherwise provided herein, the Merger Agreement shall remain unchanged and in full force and effect.

c.               From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

BAI BRANDS LLC

By:	/s/ Ben Weiss
Name: Ben Weiss
Title: Managing Member and CEO

PURCHASER:

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ Marty M. Ellen
Name: Marty M. Ellen
Title: Executive Vice President & CFO

MOTT’S LLP

By:	/s/ James L. Baldwin
Name: James L. Baldwin
Title: Executive Vice President & Secretary

MERGER SUB:

SUPERFRUIT MERGER SUB, LLC

By:	/s/ James L. Baldwin
Name: James L. Baldwin
Title: Executive Vice President & Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

FORTIS ADVSIORS LLC, AS THE MEMBER REPRESENTATIVE:

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]